TABLE OF CONTENTS

SUMMARY
RISK FACTORS
DESCRIPTION OF NOTES
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL OPINIONS
WHERE YOU CAN FIND MORE INFORMATION
INFORMATION CONCERNING FORD CREDIT
INFORMATION CONCERNING FORD
FORD CREDIT CAPITAL TRUSTS
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF PREFERRED SECURITIES GUARANTEES
PLAN OF DISTRIBUTION
LEGAL OPINIONS
EXPERTS

Filed Pursuant to Rule 424(b)3
Registration Statement No. 333-86832

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY 17, 2002

$5,000,000,000

Ford Motor Credit Company

Continuously Offered Bonds for Retail Accounts

Due Nine Months or More from the Date of Issue

Terms: Ford Motor Credit Company plans to offer and sell the Continuously Offered Bonds for Retail Accounts Due Nine Months or More from the Date of Issue (the “Notes”) with various terms, including the following, unless otherwise provided in the applicable pricing supplement:

•	Stated maturities of from nine months or more from the date of issue

•	Early repayment in the event of the death of the holder of Notes

•	Minimum denominations of $1,000

•	Interest and principal payable in U.S. dollars

•	Book-entry delivery (through The Depository Trust Company)

•	Interest payments monthly, quarterly, semi-annually or annually

•	Interest at a fixed rate, if interest-bearing

     Further information about the Notes can be found under “Description of Notes.”

     Investing in the Notes involves certain risks. See “Risk Factors” on page S-6.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the accompanying prospectus, or any pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

     Ford Credit reserves the right to withdraw, cancel or modify the offer made hereby at any time. Ford Credit may reject any offer to purchase Notes in whole or in part.

     Ford Credit may sell Notes to the Purchasing Agent referred to below as principal for resale at a fixed offering price specified in the applicable pricing supplement or at varying prices. We may also explicitly agree with the Purchasing Agent that it will use its reasonable efforts as agent on our behalf to solicit offers to purchase Notes from us. If all of the Notes are sold, Ford Credit expects to receive aggregate net proceeds of between $4,990,000,000 and $4,875,000,000, after paying the Purchasing Agent’s discounts and commissions of between $10,000,000 and $125,000,000. Ford Credit may also sell Notes directly to investors without the assistance of the Purchasing Agent.

Merrill Lynch & Co.

The date of this Prospectus Supplement is June 7, 2002.

TABLE OF CONTENTS

Prospectus Supplement

    You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the documents. Updated information will be provided in the future as explained under “Where You Can Find More Information” in the prospectus.

    This prospectus supplement sets forth certain terms of the Notes that Ford Credit may offer and supplements the accompanying prospectus. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that is different from or in addition to the information in that prospectus.

    If you purchase Notes, you will receive a pricing supplement with this prospectus supplement. The pricing supplement will contain the specific description of the Notes you have purchased. The pricing supplement will supersede this prospectus supplement and the accompanying prospectus to the extent it contains information that is different from or additional to the information contained in this prospectus supplement or the accompanying prospectus.

    It is important for you to read and consider all information contained in these documents in making your decision to invest in Notes. You should also read and consider the information contained in the documents identified in “Where You Can Find More Information” in the accompanying prospectus.

    You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement. Neither we nor the Purchasing Agent has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor the Purchasing Agent is making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted.

    References in this prospectus supplement to “Ford Credit,” “the Company,” “we,” “us” or “our” are to Ford Motor Credit Company. The “Purchasing Agent” is currently Merrill Lynch, Pierce, Fenner & Smith Incorporated.

SUMMARY

    This section summarizes the terms of the Notes that are described in greater detail below under “Description of Notes.” You should read this more detailed description and the accompanying prospectus, as well as the applicable pricing supplement relating to each offering of Notes.

Issuer	Ford Motor Credit Company

Title	Continuously Offered Bonds for Retail Accounts Due Nine Months or More from the Date of Issue

Purchasing Agent	Merrill Lynch, Pierce, Fenner & Smith Incorporated

Amount	Up to $5,000,000,000 aggregate principal amount, subject to increase without the consent of the registered holders of Notes.

Ranking	The Notes will be unsecured and unsubordinated obligations of Ford Credit and will rank equally with all other unsecured and unsubordinated indebtedness of Ford Credit.

Denominations	$1,000 and integral multiples thereof.

Maturities	The Notes will be due nine months or more from the date of issue, as specified in the applicable pricing supplement.

Interest	Each interest-bearing Note will bear interest from its date of issue at a fixed rate per annum, specified in the applicable pricing supplement, until the principal of the Note is repaid. Interest on each such Note will be payable either monthly, quarterly, semiannually or annually on each Interest Payment Date and at maturity or, if applicable, earlier redemption or repayment, and will be computed on the basis of a 360-day year of twelve 30-day months. The specific terms of each Note will be set out in detail in the related pricing supplement.

Principal	The principal amount of each Note will be payable on its stated maturity date specified in the applicable pricing supplement, unless redeemed or repaid prior to that time in accordance with its terms, at the corporate trust office of the Trustee or at such other office in The City of New York as Ford Credit may designate.

Redemption	Unless otherwise specified in the applicable pricing supplement:

• the Notes will not be redeemable prior to maturity; and

• the Notes are not subject to any sinking fund.

Survivor’s Option	Unless otherwise specified in the applicable pricing supplement, the Notes will be subject to repayment prior to maturity upon the death of a beneficial owner who has held the Notes for at least six months. The right to require repayment in these circumstances (the “Survivor’s Option”) is subject to limits, both individually and on an aggregate basis, on the dollar amount which may be exercised in any calendar year.

Form of Notes	Book-entry through The Depository Trust Company, except as otherwise described under “Description of Debt Securities — Global Securities” in the attached prospectus.

Trustee	JPMorgan Chase Bank.

RISK FACTORS

    Your investment in the Notes involves certain risks, not all of which are described in this prospectus supplement. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in the Notes is suitable for you. Notes are not an appropriate investment for you if you do not understand the terms of the Notes or financial matters generally. In addition, certain factors that may adversely affect the business of Ford Credit and Ford are discussed in Ford Credit’s Annual Report on Form 10-K for the year ended December 31, 2001 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, incorporated by reference herein. See “Where You Can Find More Information” in the accompanying prospectus. You should not purchase Notes unless you understand and know you can bear all of the investment risks involving the Notes.

There May Not Be Any Trading Market for Your Notes

    At the time they are issued, your Notes will not have an established trading market. We cannot assure you that a trading market for your Notes will ever develop or will continue if one does develop. In addition to Ford Credit’s creditworthiness, many factors affect the trading market for, and trading value of, your Notes. These factors include but are not limited to:

•	the method of calculating the principal, premium and interest in respect of your Notes,

•	the time remaining to the maturity of your Notes,

•	the outstanding amount of Notes relative to the amount of Notes you own,

•	any redemption features of your Notes, and

•	the level, direction and volatility of market interest rates generally.

    You should also be aware that there may be a limited number of buyers if you decide to sell your Notes. This may affect the price you receive for your Notes, or you may not be able to sell your Notes.

Redemption May Adversely Affect Your Return on the Notes

    If your Notes are redeemable at our option, we may redeem them at times when prevailing interest rates are relatively low. As a result, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate of the Notes being redeemed.

Survivor’s Option May Be Limited in Amount

    Ford Credit has a discretionary right to limit the aggregate principal amount of Notes subject to exercise of the Survivor’s Option in any calendar year to an amount equal to the greater of (i) $2,000,000 or (ii) 2% of the outstanding principal amount of all Notes outstanding as of the end of the preceding calendar year. We also have the discretionary right to limit to $250,000 in any calendar year the aggregate principal amount of Notes subject to a Survivor’s Option that may be exercised in such calendar year on behalf of any individual deceased owner of a beneficial interest in one or more Notes. Accordingly, no assurance can be given that exercise of the Survivor’s Option for a desired amount will be permitted in any single calendar year.

Ford Credit’s Credit Ratings May Not Reflect All Risks of an Investment in the Notes

    The credit ratings of Ford Credit may not reflect the potential impact of all risks related to any trading market for, or trading value of, your Notes. In addition, actual or anticipated changes in our credit ratings will generally affect any trading market for, or trading value of, your Notes.

DESCRIPTION OF NOTES

    The following summary of certain terms of the Notes is not complete. For additional terms of the Notes, you should also read the pricing supplement applicable to each series of Notes, the accompanying prospectus and the Indenture under which the Notes will be issued. The following description of the Notes supplements and, to the extent the descriptions are inconsistent, replaces the description of the general terms and provisions of the debt securities that is found under the heading “Description of Debt Securities” in the accompanying prospectus.

    The total principal amount of Notes offered by this prospectus supplement is $5,000,000,000. Ford Credit has offered and may in the future offer additional debt securities (“Additional Notes”) with terms similar to the terms of the Notes offered by this prospectus supplement.

    The following descriptions will apply to each Note unless the applicable pricing supplement specifies otherwise.

General

    The Notes are offered on a continuous basis.

    The Notes are unsecured and unsubordinated obligations of Ford Credit.

    The Notes rank equally with all of Ford Credit’s unsecured and unsubordinated indebtedness.

    The amount of Notes or other debt securities that Ford Credit may issue under the Indenture is not limited.

    Unless the applicable pricing supplement for a Note so specifies, Notes may not be redeemed at the option of Ford Credit.

    You must pay the purchase price of the Notes in accordance with the procedures described below.

    Unless defined otherwise in the pricing supplement, “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

    You may purchase Notes in a minimum principal amount of $1,000 or any greater amount which is an integral multiple of $1,000.

    We may, from time to time, without the consent of the registered holders of a series of the Notes, issue additional Notes or other debt securities having the same terms as such previously issued Notes of that series (other than the date of issuance, the date interest, if any, begins to accrue and the offering price, which may vary), which will then form a single issue with the previously issued Notes.

    The Notes offered hereby are currently limited to up to $5,000,000,000 aggregate principal amount. However, the $5,000,000,000 aggregate principal amount of Notes offered hereby may be reduced by our sale of other securities referred to in the accompanying prospectus.

    The Notes will be denominated in, and payments of principal, premium, if any, and/or interest, if any, in respect thereof will be made in, United States dollars.

Maturity

    Each Note will mature nine months or more from its date of issue (the “Stated Maturity Date”) as specified in the applicable pricing supplement, unless the principal of the Note (or any installment of principal) becomes due and payable prior to the Stated Maturity Date. This could happen by a declaration of acceleration of maturity, redemption at our option, or of election to exercise any Survivor’s Option. The Stated Maturity Date or any date prior to the Stated Maturity Date on which the particular Note becomes due and payable, as the case may be, is the “Maturity Date” of the particular Note repayable on that date.

Payments of Principal and Interest

    Ford Credit will make payments of principal of, and premium, if any, and interest, if any, on, Book-Entry Notes through the Trustee to DTC. See “Description of Debt Securities — Global Securities” in the accompanying prospectus. If Notes are issued in certificated form (each, a “Certificated Note”), we will make payments of principal of, and premium, if any, on the Maturity Date in immediately available funds upon presentation and surrender of the relevant Certificated Note (and, in the case of any repayment pursuant to any Survivor’s Option, upon receipt of a duly completed election form required as described below) at the office or agency maintained by us for this purpose in the Borough of Manhattan, The City of New York.

    If any Interest Payment Date or the Maturity Date of a Note falls on a day that is not a Business Day, we will make the required payment of principal, premium, if any, and/or interest on the next succeeding Business Day, and no additional interest will accrue in respect of the payment made on that next succeeding Business Day.

Interest

    Each interest-bearing Note will bear interest from its date of issue. The applicable pricing supplement will specify the fixed interest rate per annum applicable to each interest-bearing Note and the frequency in which interest is payable. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

    Interest, if any, on the Notes will be payable in arrears on each Interest Payment Date to the persons in whose names the Notes are registered at the close of business on the 15th day preceding each such Interest Payment Date.

    The “Interest Payment Dates” for interest-bearing Note with the stated payment frequencies will be as follows:

Interest Payment
Frequency	Interest Payment Dates

Monthly	Twentieth day of each calendar month, beginning in the first calendar month following the month in which the Note was issued.

Quarterly	Twentieth day of every third month, beginning in the third calendar month following the month in which the Note was issued.

Semiannual	Twentieth day of every sixth month, beginning in the sixth calendar month following the month in which the Note was issued.

Annual	Twentieth day of every twelfth month, beginning in the twelfth calendar month following the month in which the Note was issued.

    Interest rates on the Notes may differ depending upon, among other factors, the aggregate principal amount of Notes purchased in any single transaction. Notes with different variable terms other than interest rates may also be offered concurrently to different investors. We may change interest rates or formulas and other terms of Notes from time to time, but no change of terms will affect any Note previously issued or as to which we have accepted an offer to purchase.

Redemption at the Option of the Company

    If the applicable pricing supplement specifies one or more dates on which we may redeem a series of Notes (each a “Redemption Date”), Ford Credit may redeem the related series of Notes prior to their Stated Maturity Date at our option on any Redemption Date, in whole but not in part, at a redemption price equal to 100% of the unpaid principal amount to be redeemed, together with unpaid interest accrued to the Redemption Date. We must give written notice to registered holders of the Notes to be redeemed not more than 60 nor less than 30 calendar days prior to the Redemption Date. For a discussion of the redemption of Discount Notes, see “— Discount Notes.”

Repayment Upon Exercise of Survivor’s Option; Repurchases by Ford Credit

    The “Survivor’s Option” is Ford Credit’s agreement with the beneficial owner of a Note to repurchase that Note, in whole or in part, if requested, upon the death of the beneficial owner occurring at least six months after acquisition of the Note. Unless otherwise specified in the applicable pricing supplement, the estate of the deceased beneficial owner of a Note will be eligible to exercise a Survivor’s Option.

    If a Survivor’s Option is exercised, we will repay the related Note if properly tendered for repayment by or on behalf of the person who has authority to act on behalf of the deceased owner of that Note under the laws of the relevant jurisdiction, at a price equal to 100% of the unpaid principal amount of the beneficial interest to be repaid together with unpaid interest accrued to the date of repayment. For a discussion of Survivor’s Option repayment of Discount Notes, see “— Discount Notes.”

    Ford Credit has the discretionary right to limit the aggregate principal amount of Notes repurchased under the Survivor’s Option in any calendar year (the “Annual Option Limitation”) to an amount equal to the greater of (i) $2,000,000 or (ii) 2% of the outstanding principal amount of all Notes outstanding as of the end of the preceding calendar year. We also have the discretionary right to limit the aggregate principal amount of Notes subject to a Survivor’s Option that may be exercised in any calendar year on behalf of any individual deceased owner of a beneficial interest in one or more Notes to $250,000 (the “Individual Option Limitation”). In addition, we will not permit the exercise of a Survivor’s Option for an amount that is less than $1,000 or that will result in a Note with a principal amount of less than $1,000 to remain outstanding.

    An otherwise valid election to exercise the Survivor’s Option may not be withdrawn. Each election to exercise a Survivor’s Option will be accepted in the order received, except for any Note the acceptance of which would contravene the Annual Option Limitation or the Individual Option Limitation. Notes accepted for repurchase pursuant to exercise of the Survivor’s Option will be repaid no later than the first Interest Payment Date that occurs 20 or more calendar days after the date of the acceptance. Each Note submitted for repurchase that is not accepted in any calendar year due to the application of the Annual Option Limitation or the Individual Option Limitation will be deemed to be tendered on the first day of the following calendar year in the order in which all such Notes were originally tendered. If a valid election of the Survivor’s Option cannot be honored, the Trustee will deliver a written notice by first-class mail to the registered holder, at the last known address of record as indicated in the Security Register, stating the reason.

    With respect to Notes represented by a Global Security, DTC or its nominee will be treated as the registered holder of the Notes and will be the only entity that can exercise the Survivor’s Option for such Notes. To obtain repayment pursuant to exercise of the Survivor’s Option for a Note through DTC, the deceased owner’s authorized person must provide the following items to each DTC participant (the “Participant”) through which the related beneficial interest is owned.

•	a written instruction to the Participant to notify DTC of the authorized person’s desire to obtain repayment pursuant to exercise of the Survivor’s Option;

•	appropriate evidence that (a) the deceased was the owner of a beneficial interest in the related Note at the time of death and for at least six months prior to his or her death, (b) the death of the owner has occurred and (c) the person has authority to act on behalf of the deceased owner;

•	if the beneficial interest in the related Note is held by a nominee of the deceased owner, a certificate from the nominee attesting to the deceased owner’s ownership of a beneficial interest in such Note;

•	a written request for repayment signed by the authorized person for the deceased owner with signature guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. (the “NASD”) or a commercial bank or trust company having an office or correspondent in the United States;

•	if applicable, a properly executed assignment or endorsement;

•	tax waivers and any other instruments or documents reasonably required in order to establish the validity of the ownership of the beneficial interest in the related Note and the claimant’s entitlement to payment; and

•	any additional information reasonably required to document the ownership or authority to exercise the Survivor’s Option and to cause the repayment of the related Note.

    In turn, the applicable Participant will deliver each of these items to the Trustee, together with evidence satisfactory to the Trustee from the Participant stating that it represents the deceased owner of the beneficial interest in the related Note.

    Apart from Ford Credit’s discretionary right to limit the aggregate principal amount of Notes subject to a Survivor’s Option that may be exercised in any one calendar year as described above, all other questions regarding the eligibility or validity of any exercise of the Survivor’s Option will be determined by the Trustee, in its sole discretion, which determination will be final and binding on all parties. Requests for further information on how to exercise the Survivor’s Option should be directed to the Trustee at the address given in Annex A, attached to this prospectus supplement.

    The death of a person owning a Note in joint tenancy or tenancy by the entirety with another or others will be deemed the death of the owner of that Note, and the entire principal amount of the Note so owned will be subject to repayment.

    The death of a person owning a Note by tenancy in common will be deemed the death of an owner of that Note only with respect to the deceased owner’s interest in that Note. However, if a Note is held by husband and wife as tenants in common, the death of either spouse will be deemed the death of the owner of that Note, and the entire principal amount of the Note so owned will be subject to repayment.

    The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial interests of ownership of a Note will be deemed the death of the owner of that Note if the beneficial interest can be established to the satisfaction of the Trustee. The beneficial interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Transfers to Minors Act, community property or other joint ownership arrangements between a husband and wife and custodial and trust arrangements where one person has substantially all of the beneficial interests of ownership in a Note during his or her lifetime.

    The applicable Participant will be responsible for disbursing payments received from the Trustee to the authorized person for the deceased owner.

    With respect to Certificated Notes, the estate of the deceased owner of such Note shall be required to deliver a properly completed notice of election to exercise any Survivor’s Option to the Trustee in order to exercise such Survivor’s Option.

    The form to be used to exercise the Survivor’s Option is attached as Annex A to this prospectus supplement.

    We may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by us may, at our discretion, be held, resold or surrendered to the Trustee for cancellation.

Discount Notes

    Ford Credit may from time to time offer Notes that have an issue price (as specified in the applicable pricing supplement) which is less than 100% of the principal amount (i.e., par) and that are designated as “Discount Notes.” Discount Notes may bear no interest or may bear interest at a rate that is below market rates at the time of issuance. The difference between the issue price of a Discount Note and par is referred to as the “Discount.” In the event of redemption, repayment or acceleration of maturity of a Discount Note, the amount payable to the holder of a Discount Note will be equal to the sum of:

•	the issue price (increased by any accruals of Discount); and

•	any unpaid interest accrued on the Discount Notes to the date of the redemption, repayment or acceleration of maturity, as the case may be.

    For purposes of determining the amount of Discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for a Discount Note, a Discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the Initial Period (as defined below), corresponds to the shortest period between Interest Payment Dates for the applicable Discount Note (with ratable accruals within a compounding period), and an assumption that the maturity of a Discount Note will not be accelerated.

    If the period from the date of issue to the first Interest Payment Date for a Discount Note (the “Initial Period”) is shorter than the compounding period for the Discount Note, a proportionate amount of the yield for an entire compounding period will be accrued. If the Initial Period is longer than the compounding period, then the period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence.

    The accrual of the applicable Discount may differ from the accrual of original issue discount for purposes of the Internal Revenue Code of 1986, as amended (the “Code”). Certain Discount Notes may not be treated as having original issue discount within the meaning of the Code, and Notes other than Discount Notes may be treated as having been issued with original issue discount for U.S. federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    In the opinion of Shearman & Sterling, special tax counsel for Ford Credit, the following summary accurately describes the material U.S. federal income tax consequences of the purchase, ownership, and disposition of a Note, subject to the limitations stated below. Such opinion is based on the Code, Treasury Regulations (including proposed Regulations and temporary Regulations) promulgated thereunder, rulings, official pronouncements and judicial decisions, all as in effect on the date of this prospectus supplement, all of which are subject to change, possibly with retroactive effect, and all of which are subject to different interpretations. This summary provides general information only and does not address all of the U.S. federal income tax consequences that may be applicable to you as a holder of a Note. It does not address all of the tax consequences that may be relevant to certain types of holders subject to special treatment under the U.S. federal income tax law, such as

•	individual retirement and other tax-deferred accounts,

•	dealers in securities or currencies,

•	life insurance companies,

•	tax-exempt organizations,

•	persons holding Notes as a hedge against currency risk, as a position in a straddle for tax purposes, as part of a “synthetic security” or other integrated investment comprised of a Note and one or more other investments, or

•	U.S. Holders (as defined below) whose functional currency is other than the U.S. dollar.

    This summary also does not discuss the tax consequences to subsequent purchasers of Notes (except where otherwise specifically noted) and is limited to investors who hold their Notes as capital assets. You are urged to consult your own tax advisor concerning the application of the U.S. federal income tax law to your particular situation as well as any tax consequences arising under the law of any state, local or foreign tax jurisdiction.

    As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is for U.S. federal income tax purposes (i) a citizen or individual resident of the United States, (ii) a corporation or partnership (including an entity treated as a corporation or partnership for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding clause (iv), to the extent provided in regulations, certain trusts in existence on August 20, 1996 and treated as United States persons prior to such date that elect to continue to be so treated also shall be considered U.S. Holders. As used herein, the term ‘non-U.S. Holder” means a beneficial owner of a Note who is not a U.S. Holder.

U.S. Holders

    Payments of Interest. Payments of qualified stated interest (as defined below) on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received in accordance with the U.S. Holder’s regular method of tax accounting.

    Original Issue Discount. The following summary is a general discussion of the U.S. federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of Notes issued with original issue discount (“Original Issue Discount Notes”). The following summary is based upon the provisions of the Code and on certain Treasury Regulations promulgated thereunder relating to original issue discount (the “OID Regulations”).

    For U.S. federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a Note over its issue price, if such excess equals or exceeds a de minimis amount (generally 1/4 of 1% of the Note’s stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date). The issue price of each Note in an issue of Notes equals the first price at which a substantial amount of such Notes has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a Note is the sum of all payments provided by the Note other than “qualified stated interest” payments. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments.

    Payments of qualified stated interest on a Note are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received in accordance with the U.S. Holder’s regular method of tax accounting. A U.S. Holder of an Original Issue Discount Note must include original issue discount in income as ordinary interest for U.S. federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder’s regular method of tax accounting. In general, the amount of original issue discount included in income is the sum of the daily portions of original issue discount with respect to such Original Issue Discount Note for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such Original Issue Discount Note. The “daily portion” of original issue discount on any Original Issue Discount Note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An “accrual period” may be of any length and the accrual periods may vary in length over the term of the Original Issue Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference (if any) between (i) the product of the Original Issue Discount Note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and (ii) the amount of any qualified stated interest payments allocable to such accrual period. The “adjusted issue price” of an Original Issue Discount Note at the beginning of any accrual period is the sum of the issue price of the Original Issue Discount Note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Original Issue Discount Note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

    A U.S. Holder who purchases an Original Issue Discount Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Original Issue Discount Note after the purchase date other than payments of qualified stated interest, will be considered to have purchased the Original Issue Discount Note at an “acquisition premium.” Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such Original Issue Discount Note for any taxable year (or portion thereof in which the U.S. Holder holds the Original Issue Discount Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

    A U.S. Holder who purchases an Original Issue Discount Note for an amount in excess of the stated redemption price at maturity, generally will not include any original issue discount in income and generally may be subject to the “bond premium” rules. See “Premium”, below. If a U.S. Holder has a tax basis in an Original Issue Discount Note that is less than the “revised issue price” (as defined under the Code) of such Original Issue Discount Note, the difference may be subject to the market discount provisions discussed below. See “Market Discount”, below.

    Certain Notes (i) may be redeemable at the option of Ford Credit prior to their stated maturity (a “call option”) and/or (ii) may be repayable at the option of the holder prior to their stated maturity (a “put option”). Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase Notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased Notes.

    U.S. Holders may generally elect to include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions. Once made with respect to a Note, the election cannot be revoked without the consent of the Internal Revenue Service (the “IRS”). A U.S. Holder considering such an election should consult its tax advisor.

    Short-Term Notes. In general, an individual or other cash-method U.S. Holder of a Note that matures one year or less from the date of issuance (a “Short-Term Note”) is not required to accrue original issue discount on such Note, if any, unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term Note will be ordinary income to the extent of any original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for U.S. federal income tax purposes under the accrual method are required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding). The market discount rules will not apply to a Short-Term Note having market discount.

    Market Discount. If a U.S. Holder purchases a Note, other than an Original Issue Discount Note, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of an Original Issue Discount Note, for an amount that is less than its “revised issue price” (as defined under the Code) as of the purchase date, such U.S. Holder will be treated as having purchased such Note at a “market discount,” unless such market discount is less than a specified de minimis amount.

    Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of an Original Issue Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue market discount under the rules applicable to original issue discount.

    A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note with market discount until the maturity of the Note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest income for U.S. federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

    Premium. If a U.S. Holder purchases a Note for an amount that exceeds the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased the Note with “amortizable bond premium” equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Note and may offset interest otherwise required to be included in respect of the Note during any taxable year by the amortized amount of such excess for the taxable year. However, if the Note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the Note. Any election to amortize bond premium applies to all taxable debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

    Disposition of a Note. Upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note generally will equal such U.S. Holder’s initial investment in the Note increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium (if any) taken into account with respect to such Note. Such gain or loss generally will be long-term capital gain or loss if the Note was held for more than one year. Non-corporate taxpayers are subject to reduced maximum rates on long-term capital gains and are generally subject to tax at ordinary income rates on short-term capital gains. The deductibility of capital losses is subject to certain limitations. Prospective investors should consult their own tax advisors concerning these limitations.

Non-U.S. Holders

    Subject to the discussion of backup withholding below, a non-U.S. Holder generally will not be subject to U.S. federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a Note, unless such non-U.S. Holder owns, actually or constructively, 10% or more of the total combined voting power of all classes of Ford Credit stock entitled to vote or is a controlled foreign corporation related to Ford Credit through stock ownership. To qualify for the exemption from taxation, the last United States payor (or foreign payor, if such payor is a qualified intermediary, a United States branch of a foreign person or a withholding foreign partnership) in the chain of payment prior to payment to a non-U.S. Holder (the “Withholding Agent”) must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the Note under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8BEN or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8BEN or the substitute form provided by the beneficial owner to the organization or institution. If a beneficial owner or holder of a Note is a non-United States partnership, the non-United States partnership will be required to provide an IRS Form W-8IMY and, unless it has entered into a withholding agreement with the Internal Revenue Service, to attach an appropriate certification obtained from each of its partners.

    If a non-U.S. Holder cannot satisfy the requirements of the “portfolio interest” exception described above, payments of interest (including original issue discount) made to such holder generally will be subject to a 30% withholding tax (or such lower rate as may be provided by an applicable income tax treaty between the United States and a foreign country) unless such holder provides the Withholding Agent with a properly executed (A) IRS Form W-8BEN claiming an exemption from withholding under the benefit of a tax treaty, or (B) IRS Form W-8ECI stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with the conduct by such holder of a trade or business in the United States.

    If a non-U.S. Holder is engaged in a trade or business in the United States and premium, if any, or interest (including original issue discount) on the Note is effectively connected with the conduct of such trade or business, although exempt from United States withholding tax as discussed in the preceding paragraph (by reason of the delivery of a properly completed IRS Form W-8ECI), such holder will be subject to United States federal income tax on such premium, if any, and interest (including original issue discount) in the same manner as if such holder were a U.S. Holder. In addition, if such non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments.

    Generally, a non-U.S. Holder will not be subject to U.S. federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a Note, provided (i) the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder and (ii) the non-U.S. Holder is not an individual who is present in the United States for 183 days or more in the taxable year of the disposition and such gain is derived from sources within the United States. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

    The Notes will not be includible in the estate of a non-U.S. Holder unless the individual owned, actually or constructively, 10% or more of the total combined voting power of all classes of Ford Credit stock entitled to vote or, at the time of such individual’s death, payments in respect of the Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

Backup Withholding

    Backup withholding of U.S. federal income tax may apply to payments made in respect of the Notes to U.S. Holders who are not “exempt recipients” and who fail to provide certain identifying information (such as the registered owner’s taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

    Payments of the proceeds from a sale or retirement of a Note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, a foreign partnership with specific connections to the United States, or, a United States branch of a foreign bank or insurance company, information reporting may apply to such payments. Payments of the proceeds from the sale or retirement of a Note to or through the United States office of a broker are subject to information reporting and backup withholding unless the holder or beneficial owner certifies that it is a non-United States person and that it satisfies other conditions or otherwise establishes an exemption from information reporting and backup withholding.

    Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner’s U.S. federal income tax provided the required information is timely furnished to the IRS.

    Prospective investors are strongly urged to consult their own tax advisors with respect to the backup withholding requirements.

PLAN OF DISTRIBUTION

    Ford Credit is offering the Notes on a continuing basis for sale to or through the Purchasing Agent. The Purchasing Agent may purchase Notes from us, as principal, from time to time for resale to investors at a fixed offering price equal to 100% of the principal amount of the Notes or such other price specified in the applicable pricing supplement or, if so specified in the applicable pricing supplement, for resale at varying prices relating to prevailing market prices at the time of resale as determined by the Purchasing Agent. We may also agree with the Purchasing Agent that it will use its reasonable efforts on an agency basis on our behalf to solicit offers to purchase Notes at 100% of the principal amount of the Notes, unless otherwise specified in the applicable pricing supplement.

    Ford Credit will pay the Purchasing Agent a gross selling concession in the form of a discount ranging from 0.2% to 2.5%, depending upon the maturity, for each Note purchased from us by it as principal, unless otherwise specified in the applicable pricing supplement. The amount of commissions payable to the Purchasing Agent acting as Ford Credit’s agent in the sale of Notes will be identical to the scheduled discount payable to the Purchasing Agent acting as principal. We will negotiate compensation payable to the Purchasing Agent with respect to Notes with maturities in excess of 30 years at the time of the related sale. Ford Credit estimates its expenses incurred in connection with the offering and sale of the Notes will total approximately $350,000. The Purchasing Agent has agreed to reimburse Ford Credit for certain of its expenses incurred in connection with the offering of the Notes.

    The Purchasing Agent may sell Notes it has purchased from us as principal to other NASD dealers in good standing at a concession. Unless otherwise specified in the applicable pricing supplement, the concession allowed to any dealer will not, during the distribution of the Notes, be in excess of the concession to be received by the Purchasing Agent from us. We may not sell Notes to any broker or dealer other than the Purchasing Agent.

    After the initial public offering of each series of Notes, the offering price (in the case of Notes to be resold on a fixed offering price basis) and the concession for that series may be changed.

    We reserve the right to withdraw, cancel or modify the offer made hereby without notice and may reject offers in whole or in part (whether placed directly by us or through the Purchasing Agent). The Purchasing Agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase Notes received by it on an agency basis.

    The Notes will not have an established trading market and will not be listed on any securities exchange. The Purchasing Agent may from time to time purchase and sell Notes in the secondary market, but the Purchasing Agent is not obligated to do so, and there can be no assurance that a secondary market for the Notes will develop or that there will be liquidity in the secondary market if one develops. From time to time, the Purchasing Agent may make a market in the Notes, but the Purchasing Agent is not obligated to do so and may discontinue any market-making activity at any time.

    In connection with an offering of Notes purchased by the Purchasing Agent as principal on a fixed offering price basis, the Purchasing Agent will be permitted to engage in certain transactions that stabilize the price of Notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of Notes. If the Purchasing Agent creates a short position in Notes, that is, if it sells Notes in an amount exceeding the amount referred to in the applicable pricing supplement, it may reduce that short position by purchasing Notes in the open market. In general, purchases of Notes for the purpose of stabilization or to reduce a short position could cause the price of Notes to be higher than it might be in the absence of these type of purchases.

    Neither Ford Credit nor the Purchasing Agent makes any representation or prediction as to the direction or magnitude of any effect that the transactions described in the immediately preceding paragraph may have on the price of Notes. In addition, neither we nor the Purchasing Agent makes any representation that the Purchasing Agent will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

    The Purchasing Agent may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Ford Credit has agreed to indemnify the Purchasing Agent against certain liabilities, including liabilities under the Securities Act.

    Broker-dealers and/or securities firms have executed dealer agreements with the Purchasing Agent and have agreed to market and sell the Notes in accordance with the terms of these agreements along with all other applicable laws and regulations.

    In the ordinary course of its business, the Purchasing Agent and its affiliates have engaged, and may in the future engage, in investment and commercial banking transactions with Ford Credit and certain of our affiliates.

    From time to time, we may sell other securities referred to in the accompanying prospectus, and the amount of Notes offered hereby may be reduced as a result of these sales.

LEGAL OPINIONS

    The legality of the Notes has been passed on for Ford Credit by S.J. Thomas, Esq. who is Ford Credit’s Secretary and is also Counsel-Corporate of Ford. The legality of the Notes will be passed on for the Purchasing Agent by Shearman & Sterling, 599 Lexington Avenue, New York, New York. Ms. Thomas owns, and holds options to purchase, shares of Common stock of Ford. Shearman & Sterling have in the past provided, and may continue to provide, legal services to Ford and its subsidiaries, including Ford Credit.

ANNEX A

REPAYMENT ELECTION FORM

FORD MOTOR CREDIT COMPANY

CONTINUOUSLY OFFERED BONDS

FOR RETAIL ACCOUNTS DUE NINE MONTHS
OR MORE FROM THE DATE OF ISSUE

CUSIP NUMBER

To: JPMorgan Chase Bank

      The undersigned financial institution (the “FINANCIAL INSTITUTION”) represents the following:

•	The Financial Institution has received a request for repayment from the executor or other authorized representative (the “AUTHORIZED REPRESENTATIVE”) of the deceased beneficial owner listed below (the “DECEASED BENEFICIAL OWNER”) of Continuously Offered Bonds for Retail Accounts Due Nine Months or More from the Date of Issue of Ford Motor Credit Company (the “Company”) (CUSIP No. ) (the “NOTES”).

•	At the time of his or her death, the Deceased Beneficial Owner owned Notes in the principal amount listed below, and the Financial Institution currently holds such Notes as a direct or indirect participant in The Depository Trust Company (the “DEPOSITARY”).

      The Financial Institution agrees to the following terms:

•	The Financial Institution shall follow the instructions (the “INSTRUCTIONS”) accompanying this Repayment Election Form (the “FORM”).

•	The Financial Institution shall make all records specified in the Instructions supporting the above representations available to JPMorgan Chase Bank (the “Trustee”) for inspection and review within five Business Days of the Trustee’s request.

•	If the Financial Institution or the Trustee, in either’s reasonable discretion, deems any of the records specified in the Instructions supporting the above representations unsatisfactory to substantiate a claim for repayment, the Financial Institution shall not be obligated to submit this Form, and the Trustee may deny repayment. If the Financial Institution cannot substantiate a claim for repayment, it shall notify the Trustee immediately.

•	Other than as described in the prospectus supplement in the limited situation involving tenders of Notes that are not accepted during one calendar year as a result of the Annual Option Limitation or the Individual Option Limitation, otherwise valid repayment elections may not be withdrawn.

•	The Financial Institution agrees to indemnify and hold harmless the Trustee and the Company against and from any and all claims, liabilities, costs, losses, expenses, suits and damages resulting from the Financial Institution’s above representations and request for repayment on behalf of the Authorized Representative.

REPAYMENT ELECTION FORM

(1)

Name of Deceased Beneficial Owner

(2)

Date of Death

(3)

Name of Authorized Representative Requesting Repayment

(4)

Name of Financial Institution Requesting Repayment

(5)

Signature of Representative of Financial Institution Requesting Repayment

(6)

Principal Amount of Requested Repayment

(7)

Date of Election

(8)

Date Requested for Repayment

(9)	Financial Institution	(10)	Wire instructions for payment:
	Representative:		Bank Name:
	Name:		ABA Number:
	Phone Number:		Account Name:
	Fax Number:		Account Number:
	Mailing Address (no P.O. Boxes):		Reference (optional):

TO BE COMPLETED BY THE TRUSTEE:

(A) Election Number*:

(B) Delivery and Payment Date:

(C) Principal Amount:
(D) Accrued Interest:
(E) Date of Receipt of Form by the Trustee:
(F) Date of Acknowledgment by the Trustee:

*	To be assigned by the Trustee upon receipt of this Form. An acknowledgement, in the form of a copy of this document with the assigned Election Number, will be returned to the party and location designated on line (9) above.

INSTRUCTIONS FOR COMPLETING REPAYMENT ELECTION FORM

AND EXERCISING REPAYMENT OPTION

      Capitalized terms used and not defined herein have the meanings defined in the accompanying Repayment Election Form.

1.	Collect and retain for a period of at least three years (1) satisfactory evidence of the authority of the Authorized Representative, (2) satisfactory evidence of death of the Deceased Beneficial Owner, (3) satisfactory evidence that the Deceased Beneficial Owner beneficially owned, at the time of his or her death, the Notes being submitted for repayment, and (4) any necessary tax waivers. For purposes of determining whether the Trustee will deem Notes beneficially owned by an individual at the time of death, the following rules shall apply:

•	Notes beneficially owned by tenants by the entirety or joint tenants will be regarded as beneficially owned by a single owner. The death of a tenant by the entirety or joint tenant will be deemed the death of the beneficial owner, and the Notes beneficially owned will become eligible for repayment. The death of a person beneficially owning a Note by tenancy in common will be deemed the death of a holder of a Note only with respect to the deceased holder’s interest in the Note so held by tenancy in common, unless a husband and wife are the tenants in common, in which case the death of either will be deemed the death of the holder of the Note, and the entire principal amount of the Note so held will be eligible for repayment.

•	Notes beneficially owned by a trust will be regarded as beneficially owned by each beneficiary of the trust to the extent of that beneficiary’s interest in the trust (however, a trust’s beneficiaries collectively cannot be beneficial owners of more Notes than are owned by the trust). The death of a beneficiary of a trust will be deemed the death of the beneficial owner of the Notes beneficially owned by the trust to the extent of that beneficiary’s interest in the trust. The death of an individual who was a tenant by the entirety or joint tenant in a tenancy which is the beneficiary of a trust will be deemed the death of the beneficiary of the trust. The death of an individual who was a tenant in common in a tenancy which is the beneficiary of a trust will be deemed the death of the beneficiary of the trust only with respect to the deceased holder’s beneficial interest in the Note, unless a husband and wife are the tenants in common, in which case the death of either will be deemed the death of the beneficiary of the trust.

•	The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial interest in a Note will be deemed the death of the beneficial owner of that Note, regardless of the registration of ownership, if such beneficial interest can be established to the satisfaction of the Trustee. Such beneficial interest will exist in many cases of street name or nominee ownership, ownership by a trustee, ownership under the Uniform Gift to Minors Act and community property or other joint ownership arrangements between spouses. Beneficial interest will be evidenced by such factors as the power to sell or otherwise dispose of a Note, the right to receive the proceeds of sale or disposition and the right to receive interest and principal payments on a Note.

2.	Indicate the name of the Deceased Beneficial Owner on line (1).

3.	Indicate the date of death of the Deceased Beneficial Owner on line (2).

4.	Indicate the name of the Authorized Representative requesting repayment on line (3).

5.	Indicate the name of the Financial Institution requesting repayment on line (4).

6.	Affix the authorized signature of the Financial Institution’s representative on line (5). THE SIGNATURE MUST BE GUARANTEED BY AN “ELIGIBLE GUARANTOR INSTITUTION” MEETING THE REQUIREMENTS OF THE TRUSTEE WHICH REQUIREMENTS INCLUDE MEMBERSHIP OR PARTICIPATION IN SECURITIES TRANSFER AGENTS MEDALLION PROGRAM (“STAMP”) OR SUCH OTHER “SIGNATURE GUARANTEE PROGRAM” AS MAY BE DETERMINED BY THE TRUSTEE.

7.	Indicate the principal amount of Notes to be repaid on line (6).

8.	Indicate the date this Form was completed on line (7).

9.	Indicate the date of requested repayment on line (8). The date of requested repayment may not be earlier than the first Interest Payment Date to occur at least 20 calendar days after the date of the Trustee’s acceptance of the Notes for repayment, unless such date is not a Business Day, in which case the date of requested payment may be no earlier than the next succeeding Business Day.

10.	Indicate the name, mailing address (no P.O. boxes, please), telephone number and facsimile-transmission number of the party to whom the acknowledgment of this election may be sent on line (9).

11.	Indicate the wire instruction for payment on line (10).

12.	Leave lines (A), (B), (C), (D), (E) and (F) blank.

13.	Mail or otherwise deliver an original copy of the completed Form to:

JPMorgan Chase Bank

Mortgage Custody Services
1111 Fannin, 12th Floor
Houston, TX 77002
Telephone No.: (713) 427-6425
Fax No.: (713) 427-6488

FACSIMILE TRANSMISSIONS OF THE REPAYMENT ELECTION FORM

WILL NOT BE ACCEPTED.

14.	If the acknowledgement of the Trustee’s receipt of this Form, including the assigned Election Number, is not received within 10 days of the date such information is sent to the Trustee, contact the Trustee at the address given in (13) above.

For assistance with the Form or any questions relating thereto, please contact the Trustee at the address given in (13) above.

$40,000,000,000

Ford Motor Credit Company

Senior Debt Securities, Subordinated Debt Securities and Warrants

FORD CREDIT CAPITAL TRUST I

FORD CREDIT CAPITAL TRUST II
FORD CREDIT CAPITAL TRUST III

Trust Preferred Securities

Guaranteed as set forth herein by

Ford Motor Credit Company

     This prospectus is part of a registration statement that we and the Ford Credit Capital Trusts filed with the SEC utilizing a shelf registration process. Under this shelf process, we or, as applicable, the Ford Credit Capital Trusts may, from time to time, sell the following types of securities described in this prospectus in one or more offerings up to a total dollar amount of $40,000,000,000:

•	our debt securities, in one or more series, which may be senior debt securities or subordinated debt securities, in each case consisting of notes, debentures or other unsecured evidences of indebtedness;

•	warrants to purchase debt securities;

•	trust preferred securities issued by one of the Ford Credit Capital Trusts; or

•	any combination of these securities.

     This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

     You should read both this prospectus and any prospectus supplement together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

     Our principal executive offices are located at:

          Ford Motor Credit Company
          One American Road
          Dearborn, Michigan 48126
          313-322-3000

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 17, 2002.

  You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information.

     The securities are not being offered in any jurisdiction where the offer is not permitted.

     You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

i

WHERE YOU CAN FIND MORE INFORMATION

      Ford Motor Credit Company (“Ford Credit”) files annual, quarterly and special reports and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document Ford Credit files at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Ford Credit’s SEC filings also are available to you at the SEC’s web site at http://www.sec.gov.

      The SEC allows Ford Credit to “incorporate by reference” the information Ford Credit files with the SEC, which means that Ford Credit can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that Ford Credit files later with the SEC will automatically update and supersede the previously filed information. Ford Credit incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of all the securities hereunder has been completed.

•	Annual Report on Form 10-K for the year ended December 31, 2001 (the “2001 10-K Report”).

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 (the “First Quarter 10-Q Report”).

•	Current Reports on Form 8-K dated April 1, 2002, April 2, 2002, April 17, 2002, April 19, 2002 and May 1, 2002.

      These reports include information about Ford Motor Company (“Ford”) as well as information about Ford Credit.

      You may request copies of these filings at no cost, by writing or telephoning Ford Credit at the following address:

       Ford Motor Credit Company

       One American Road
       Dearborn, MI 48126
       Attn: Corporate Secretary
       (313) 594-9876

      Each of the Ford Credit Capital Trusts is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than its holding as trust assets our subordinated debt securities and the issuing of the trust preferred securities. Further, 100% of the outstanding voting securities of each of the trusts is or will be owned by us and the preferred securities guarantee that we will issue in connection with any issuance of trust preferred securities by the trusts, together with our obligations under the subordinated debt securities and related agreements and instruments, will constitute a full and unconditional guarantee on a subordinated basis by us of payments due on the trust preferred securities. Accordingly, pursuant to Rule 3-10(b) of Regulation S-X under the Securities Act of 1933 and the Securities Exchange Act of 1934, no separate financial statements for any of the trusts have been included or incorporated by reference in the registration statement and pursuant to Rule 12h-5 under the Securities Exchange Act of 1934 none of the trusts will be subject to the information reporting requirements of the Securities Exchange Act of 1934.

INFORMATION CONCERNING FORD CREDIT

      Ford Credit was incorporated in Delaware in 1959 and is an indirect wholly-owned subsidiary of Ford. As used herein “Ford Credit” refers to Ford Motor Credit Company and its subsidiaries unless the context otherwise requires.

      Ford Credit and its subsidiaries provide wholesale financing and capital loans to Ford Motor Company retail dealerships and associated non-Ford dealerships throughout the world, most of which are privately owned and financed, and purchase retail installment sale contracts and retail leases from them. Ford Credit also makes loans to vehicle leasing companies, the majority of which are affiliated with such dealerships. In addition, Ford Credit provides these financing services in the United States, Europe, Canada, Australia, Indonesia, the Philippines and India to non-Ford dealerships. A substantial majority of all new vehicles financed by Ford Credit are manufactured by Ford and its affiliates. Ford Credit also provides retail financing for used vehicles built by Ford and other manufacturers. In addition to vehicle financing, Ford Credit makes loans to affiliates of Ford and finances certain receivables of Ford and its subsidiaries.

      Ford Credit also conducts insurance operations through The American Road Insurance Company (“American Road”) and its subsidiaries in the United States and Canada. American Road’s business primarily consists of extended service plan contracts for new and used vehicles manufactured by affiliated and nonaffiliated companies, primarily originating from Ford dealers, physical damage insurance covering vehicles and equipment financed at wholesale by Ford Credit, and the reinsurance of credit life and credit disability insurance for retail purchasers of vehicles and equipment.

INFORMATION CONCERNING FORD

      Ford was incorporated in Delaware in 1919 and acquired the business of a Michigan company, also known as Ford Motor Company, incorporated in 1903 to produce and sell automobiles designed and engineered by Henry Ford. Ford is the world’s second largest producer of cars and trucks combined. Ford and its subsidiaries also engage in other businesses, including financing and renting vehicles and equipment.

      Ford’s business is divided into two business sectors: the Automotive sector and the Financial Services sector. Ford manages these sectors as three primary operating segments as described below.

Business Sectors	Operating Segments	Description

Automotive:	Automotive	design, manufacture, sale and service of cars and trucks

Financial Services:	Ford Credit	vehicle-related financing, leasing and insurance
	The Hertz Corporation	renting and leasing of cars, trucks and industrial and construction equipment, and other activities

FORD CREDIT CAPITAL TRUSTS

      The three trusts, Ford Credit Capital Trusts I, II, and III (collectively, the “Ford Credit Capital Trusts”), are Delaware business trusts formed to raise capital for us by issuing preferred securities under this prospectus and a prospectus supplement, and investing the proceeds in subordinated debt securities issued by us.

      We will directly or indirectly own all of the common securities of each of the Ford Credit Capital Trusts. The common securities will rank equally with, and each trust will make payments on the common securities in proportion to, the trust preferred securities, except that if an event of default occurs under the declaration of one of the trusts, our rights, as holder of the common securities, to payments will be subordinated to your rights as holder of the trust preferred securities. We will, directly or indirectly, acquire common securities in an aggregate liquidation amount equal to three percent of the total capital of each of the trusts.

      As holder of the common securities of the trusts, we are entitled to appoint, remove or replace any of, or increase or decrease the number of, the trustees of each of our trusts, provided that the number of trustees shall be at least three. Each of the trusts’ business and affairs will be conducted by the trustees we appoint. The trustees’ duties and obligations are governed by the trusts’ declarations. Prior to the issuance of any trust preferred securities, we will ensure that one trustee of each trust is a financial institution that will not be an affiliate of ours and that will act as property trustee and indenture trustee for purposes of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). In addition, unless the property trustee maintains a principal place of business in the State of Delaware and meets the other requirements of applicable law, one trustee of each of the trusts will have its principal place of business or reside in the State of Delaware.

      We will pay all of the trusts’ fees and expenses, including those relating to any offering of trust preferred securities. In addition, we will enter into a guarantee with respect to each series of trust preferred securities under which we will irrevocably and unconditionally agree to make certain payments to the holders of that series of trust preferred securities, subject to applicable subordination provisions, except that the guarantee will only apply when the trust has sufficient funds immediately available to make those payments but has not made them.

      The principal office of each of the trusts is c/o Ford Motor Credit Company, One American Road, Dearborn, Michigan 48126 USA and the telephone number is 313-322-3000.

RATIO OF EARNINGS TO FIXED CHARGES

      The ratio of “earnings” to “fixed charges” for Ford Credit and “fixed charges and preferred stock dividends” for Ford were as follows for each of the periods indicated:

	Years Ended December 31

	Three Months Ended
	March 31, 2002	2001		2000	1999	1998		1997

Ford Motor Credit Company	1.21	1.17		1.28	1.29	1.26		1.29

Ford Motor Company**	1.0		*	1.7	2.0	3.6	***	1.9

*	Earnings for the year ended December 31, 2001 were inadequate to cover fixed charges. The coverage deficiency was $6.8 billion.

**	Excludes for years ended December 31, 2000, 1999 and 1998, earnings and fixed charges of Visteon Corporation, Ford’s former automotive components and systems subsidiary which was spun-off on June 28, 2000 and, for the second quarter of 2000, excludes the $2.252 million one-time, non-cash charge resulting from the spin-off.

***	Earnings used in calculation of this ratio include the $15,955 million gain on the spin-off of Ford’s interest in Associates First Capital Corporation. Excluding this gain, the ratio would have been 1.9.

      For purposes of the Ford Credit ratio:

           “earnings” mean the sum of:

•	Ford Credit’s pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries, and

•	Ford Credit’s fixed charges.

           “fixed charges” mean the sum of:

•	interest Ford Credit pays on borrowed funds,

•	the amount Ford Credit amortizes for debt discount, premiums and issuance expenses, and

•	one-third of all rental expenses of Ford Credit (the portion deemed representative of the interest factor).

      For purposes of the Ford ratio:

           “earnings” mean the sum of:

•	Ford’s pre-tax income, from continuing operations,

•	any income received from less-than-fifty-percent-owned companies, and

•	Ford’s fixed charges, excluding capitalized interest and preferred stock dividend requirements of consolidated subsidiaries and trusts.

           “fixed charges and preferred stock dividends” means the sum of:

•	the interest paid on borrowed funds,

•	the preferred stock dividend requirements of Ford’s consolidated subsidiaries and trusts,

•	the amount amortized for debt discount, premium, and issuance expense,

•	one-third of all Ford’s rental expenses (the proportion deemed representative of the interest factor), and

•	Ford’s preferred stock dividend requirements, increased to an amount representing the pre-tax earnings required to cover such dividend requirements based on Ford’s effective income tax rates.

USE OF PROCEEDS

      Except as otherwise provided in a prospectus supplement, the net proceeds from the sale of the debt securities will be added to the general funds of Ford Credit and will be available for the purchase of receivables, for loans and for use in connection with the retirement of debt. Such proceeds initially may be used to reduce short-term borrowings (commercial paper, borrowings under bank lines of credit and borrowings under agreements with bank trust departments) or may be invested temporarily in short-term securities.

      Ford Credit expects to issue additional long-term and short-term debt from time to time. The nature and amount of Ford Credit’s long-term and short-term debt and the proportionate amount of each can be expected to vary from time to time, as a result of business requirements, market conditions and other factors.

      Each of the Ford Credit Capital Trusts will invest all proceeds received from the sale of its trust preferred securities in a particular series of subordinated debt securities issued by us.

DESCRIPTION OF DEBT SECURITIES

      We will issue debt securities in one or more series under an Indenture, dated as of February 1, 1985, as supplemented, between us and JPMorgan Chase Bank, as successor to Manufacturers Hanover Trust Company, as Trustee (the “Trustee”). The Indenture may be supplemented further from time to time.

      The Indenture is a contract between us and JPMorgan Chase Bank acting as Trustee. The Trustee has two main roles. First, the Trustee can enforce your rights against us if an “Event of Default” described below occurs. Second, the Trustee performs certain administrative duties for us.

      The Indenture is summarized below. Because this discussion is a summary, it does not contain all of the information that may be important to you. We filed the Indenture as an exhibit to the registration statement, and we suggest that you read those parts of the Indenture that are important to you. You especially need to read the Indenture to get a complete understanding of your rights and our obligations under the covenants described below under Limitation on Liens and Merger and Consolidation. Throughout the summary we have included parenthetical references to the Indenture so that you can easily locate the provisions being discussed.

      The specific terms of each series of debt securities will be described in the particular prospectus supplement relating to that series. The prospectus supplement may or may not modify the general terms found in this prospectus and will be filed with the SEC. For a complete description of the terms of a particular series of debt securities, you should read both this prospectus and the prospectus supplement relating to that particular series.

General

      The debt securities offered by this prospectus will be limited to a total amount of $40,000,000,000, or the equivalent amount in any currency. The

Indenture, however, does not limit the amount of debt securities that may be issued under it. Therefore, additional debt securities may be issued under the Indenture.

      The prospectus supplement, which will accompany this prospectus, will describe the particular series of debt securities being offered by including:

•	the designation or title of the series of debt securities;

•	the total principal amount of the series of debt securities;

•	the percentage of the principal amount at which the series of debt securities will be offered;

•	the date or dates on which principal will be payable;

•	the rate or rates (which may be either fixed or variable) and/or the method of determining such rate or rates of interest, if any;

•	the date or dates from which any interest will accrue, or the method of determining such date or dates, and the date or dates on which any interest will be payable;

•	the terms for redemption, extension or early repayment, if any;

•	the currencies in which the series of debt securities are issued and payable;

•	the provision for any sinking fund;

•	any additional restrictive covenants;

•	any additional Events of Default;

•	whether the series of debt securities are issuable in certificated form;

•	any special tax implications, including provisions for original issue discount;

•	any provisions for convertibility or exchangeability of the debt securities into or for any other securities;

•	whether the debt securities are subject to subordination and the terms of such subordination; and

•	any other terms.

      The debt securities will be unsecured obligations of Ford Credit. Senior debt securities will rank equally with Ford Credit’s other unsecured and unsubordinated indebtedness (parent company only). Subordinated debt securities will be unsecured and subordinated in right of payment to the prior payment in full of all of our unsecured and unsubordinated indebtedness. See “— Subordination” below.

      Unless the prospectus supplement states otherwise, principal (and premium, if any) and interest, if any, will be paid by us in immediately available funds.

      The Indenture does not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity.

Limitation on Liens

      If Ford Credit or any Restricted Subsidiary (as defined in the Indenture) shall pledge or otherwise subject to any lien (as defined in the Indenture as a “Mortgage”) any of its property or assets, Ford Credit will secure or cause such Restricted Subsidiary to secure the debt securities equally and ratably with (or prior to) the indebtedness secured by such Mortgage. This restriction does not apply to Mortgages securing such indebtedness which shall not exceed $5 million in the aggregate at any one time outstanding and does not apply to:

•	certain Mortgages created or incurred to secure financing of the export or marketing of goods outside the United States;

•	Mortgages on accounts receivable payable in foreign currencies securing indebtedness incurred and payable outside the United States;

•	Mortgages in favor of Ford Credit or any Restricted Subsidiary;

•	Mortgages in favor of governmental bodies to secure progress, advance or other payments, or deposits with any governmental body required in connection with the business of Ford Credit or a Restricted Subsidiary;

•	deposits made in connection with pending litigation;

•	Mortgages existing at the time of acquisition of the assets secured thereby (including acquisition through merger or consolidation) and certain purchase money Mortgages; and

•	any extension, renewal or replacement of any Mortgage or Mortgages referred to in the foregoing clauses, inclusive. (Section 10.04).

Merger and Consolidation

      The Indenture provides that no consolidation or merger of Ford Credit with or into any other corporation shall be permitted, and no sale or conveyance of its property as an entirety, or substantially as an entirety, may be made to another corporation, if, as a result thereof, any asset of Ford Credit or a Restricted Subsidiary would become subject to a Mortgage, unless the debt securities shall be equally and ratably secured with (or prior to) the indebtedness secured by such Mortgage, or unless such Mortgage could be created pursuant to Section 10.04 (see “Limitation on Liens” above) without equally and ratably securing the debt securities. (Section 8.03).

Events of Default and Notice Thereof

      The Indenture defines an “Event of Default” as being any one of the following events:

•	failure to pay interest for 30 days after becoming due;

•	failure to pay principal or any premium for five business days after becoming due;

•	failure to make a sinking fund payment for five days after becoming due;

•	failure to perform any other covenant applicable to the debt securities for 90 days after notice;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other Event of Default provided in the prospectus supplement.

      An Event of Default for a particular series of debt securities will not necessarily constitute an Event of Default for any other series of debt securities issued under the Indenture. (Section 5.01.)

      If an Event of Default occurs and continues, the Trustee or the holders of at least 25% of the total principal amount of the series may declare the entire principal amount (or, if they are Original Issue Discount Securities (as defined in the Indenture), the portion of the principal amount as specified in the terms of such series) of all of the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the total principal amount of the debt securities of that series can void the declaration. (Section 5.02.)

      The Indenture provides that within 90 days after default under a series of debt securities, the Trustee will give the holders of that series notice of all uncured defaults known to it. (The term “default” includes the events specified above without regard to any period of grace or requirement of notice.) The Trustee may withhold notice of any default (except a default in the payment of principal, interest or any premium) if it believes that it is in the interest of the holders. (Section 6.02.)

      Annually, Ford Credit must send to the Trustee a certificate describing any existing defaults under the Indenture. (Section 10.05.)

      Other than its duties in case of a default, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders, unless the holders offer the Trustee reasonable protection from expenses and liability. (Section 6.01.) If they provide this reasonable indemnification, the holders of a majority of the total principal amount of any series of debt securities may direct the Trustee how to act under the Indenture. (Section 5.12.)

Modification of the Indenture

      With certain exceptions, Ford Credit’s rights and obligations and your rights under a particular series of debt securities may be modified with the consent of the holders of not less than two-thirds of the total principal amount of those debt securities. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, will be effective against you without your consent. (Section 9.02.)

Subordination

      The extent to which a particular series of subordinated debt securities may be subordinated to our unsecured and unsubordinated indebtedness will be set forth in the prospectus supplement for any such series and the Indenture may be modified by a supplemental indenture to reflect such subordination provisions.

Global Securities

      Unless otherwise stated in a prospectus supplement, the debt securities of a series will be issued in the form of one or more global certificates that will be deposited with The Depository Trust Company, New York, New York (“DTC”), which will act as depositary for the global certificates. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by DTC and its participants. Therefore, if you wish to own debt securities that are represented by one or more global certificates, you can do so only indirectly or “beneficially” through an account with a broker, bank or other financial institution that has an account with DTC (that is, a DTC participant) or through an account directly with DTC if you are a DTC participant.

      While the debt securities are represented by one or more global certificates:

•	You will not be able to have the debt securities registered in your name.

•	You will not be able to receive a physical certificate for the debt securities.

•	Our obligations, as well as the obligations of the Trustee and any of our agents, under the debt securities will run only to DTC as the registered owner of the debt securities. For example, once we make payment to DTC, we will have no further responsibility for the payment even if DTC or your broker, bank or other financial institution fails to pass it on so that you receive it.

•	Your rights under the debt securities relating to payments, transfers, exchanges and other matters will be governed by applicable law and by the contractual arrangements between you and your broker, bank or other financial institution, and/or the contractual arrangements you or your broker, bank or financial institution has with DTC. Neither we nor the Trustee has any responsibility for the actions of DTC or your broker, bank or financial institution.

•	You may not be able to sell your interests in the debt securities to some insurance companies and others who are required by law to own their debt securities in the form of physical certificates.

•	Because the debt securities will trade in DTC’s Same-Day Funds Settlement System, when you buy or sell interests in the debt securities, payment for them will have to be made in immediately available funds. This could affect the attractiveness of the debt securities to others.

      A global certificate generally can be transferred only as a whole, unless it is being transferred to certain nominees of the depositary or it is exchanged in whole or in part for debt securities in physical form. If a global certificate is exchanged for debt securities in physical form, they will be in denominations of $1,000 and integral multiples thereof, or another denomination stated in the prospectus supplement.

DESCRIPTION OF WARRANTS

      The following is a general description of the terms of the warrants we may issue from time to time. Particular terms of any warrants we offer will be described in the prospectus supplement relating to such warrants.

General

      We may issue warrants to purchase debt securities. Such warrants may be issued independently or together with any such securities and may be attached or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

      A prospectus supplement will describe the particular terms of any series of warrants we may issue, including the following:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

•	the designation and terms of the securities purchasable upon exercise of such warrants and the number of such securities issuable upon exercise of such warrants;

•	the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right will expire;

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of certain U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Amendments and Supplements to Warrant Agreement

      We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

DESCRIPTION OF TRUST PREFERRED SECURITIES

      The following is a general description of the terms of the trust preferred securities we may issue from time to time. Particular terms of any trust preferred securities we offer will be described in the prospectus supplement relating to such trust preferred securities.

      Each of the Ford Credit Capital Trusts was formed pursuant to the execution of a declaration of trust and the filing of a certificate of trust of such trust with the Delaware Secretary of State. The declaration of trust of each Ford Credit Capital Trust will be amended and restated prior to the issuance by such trust of the trust preferred securities to include the terms referenced in this prospectus and in the applicable prospectus supplement. The original declaration of trust of each Ford Credit Capital Trust is, and the form of the amended and restated declaration of trust of such trust will be, filed as an exhibit to the registration statement of which this prospectus forms a part.

      Each of the Ford Credit Capital Trusts may issue only one series of trust preferred securities. The declaration of trust for each trust will be qualified as an indenture under the Trust Indenture Act. The trust preferred securities will have the terms, including distributions, redemption, voting, liquidation and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the declaration or made part of the declaration by the Trust Indenture Act, and which will mirror the terms of the subordinated debt securities held by the trust and described in the applicable prospectus supplement. The following summary does not purport to be complete and is subject in all respects to the provisions of the applicable declaration and the Trust Indenture Act.

      Reference is made to the prospectus supplement relating to the preferred securities of any trust for specific terms, including:

•	the distinctive designation of the trust preferred securities;

•	the number of trust preferred securities issued by the trust;

•	the annual distribution rate, or method of determining the rate, for trust preferred securities issued by the trust and the date or dates upon which distributions are payable; provided, however, that distributions on the trust preferred securities are payable on a quarterly basis to holders of the trust preferred securities as of a record date in each quarter during which the trust preferred securities are outstanding;

•	whether distributions on trust preferred securities issued by the trust are cumulative, and, in the case of trust preferred securities having cumulative distribution rights, the date or dates from which distributions will be cumulative;

•	the amount which shall be paid out of the assets of the trust to the holders of trust preferred securities upon voluntary or involuntary dissolution, winding-up or termination of the trust;

•	the obligation or the option, if any, of a trust to purchase or redeem trust preferred securities and the price or prices at which, the period or periods within which, and the terms upon which, trust preferred securities issued by the trust may be purchased or redeemed;

•	the voting rights, if any, of trust preferred securities in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the holders of trust preferred securities, or of trust preferred securities issued by one or more trusts, or of both, as a condition to specified action or amendments to the declaration of the trust;

•	the terms and conditions, if any, upon which the subordinated debt securities may be distributed to holders of trust preferred securities;

•	whether the trust preferred securities will be convertible or exchangeable into other securities, and, if so, the terms and conditions upon which the conversion or exchange will be effected, including the initial conversion or exchange price or rate and any adjustments thereto, the conversion or exchange period and other conversion or exchange provisions;

•	if applicable, any securities exchange upon which the trust preferred securities shall be listed; and

•	any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities issued by the trust not inconsistent with its declaration or with applicable law.

      We will guarantee all trust preferred securities offered hereby to the extent set forth below under “Description of Preferred Securities Guarantees.” Certain United States federal income tax considerations applicable to any offering of trust preferred securities will be described in the applicable prospectus supplement.

      In connection with the issuance of trust preferred securities, each trust will issue one series of common securities having the terms including distributions, redemption, voting and liquidation rights or such restrictions as shall be set forth in its declaration. The terms of the common securities will be substantially identical to the terms of the trust preferred securities issued by the trust and the common securities will rank equal with, and payments will be made thereon pro rata, with the trust preferred securities except that, upon an event of default under the declaration, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Except in certain limited circumstances, the common securities will carry the right to vote to appoint, remove or replace any of the trustees of a trust. Directly or indirectly, we will own all of the common securities of each trust.

Distributions

      Distributions on the trust preferred securities will be made on the dates payable to the extent that the applicable trust has funds available for the payment of distributions in the trust’s property account. The trust’s funds available for distribution to the holders of the trust securities will be limited to payments received from us on the subordinated debt securities issued to the trust in connection with the issuance of the trust preferred securities. We will guarantee the payment of distributions out of monies held by the trust to the extent set forth under “Description of Preferred Securities Guarantees” below.

Deferral of Distributions

      With respect to any subordinated debt securities issued to a trust, we will have the right under the terms of the subordinated debt securities to defer payments of interest on the subordinated debt securities by extending the interest payment period from time to time on the subordinated debt securities. As a consequence of our extension of the interest payment period on subordinated debt securities held by a trust, distributions on the trust preferred securities would be deferred during any such extended interest payment period. The trust will give the holders of the trust preferred securities notice of an extension period upon their receipt of notice from us. If distributions are deferred, the deferred distributions and accrued interest will be paid to holders of record of the trust preferred securities as they appear on the books and records of the trust on the record date next following the termination of the deferral period. The terms of any subordinated debt securities issued to a trust, including the right to defer payments of interest, will be described in the applicable prospectus supplement.

Distribution of Subordinated Debt Securities

      We will have the right at any time to dissolve a trust and, after satisfaction of the liabilities of creditors of the trust as provided by applicable law, to cause the distribution of subordinated debt securities issued to the trust to the holders of the trust securities in a total stated principal amount equal to the total stated liquidation amount of the trust securities then outstanding. The right to dissolve the trust and distribute the subordinated debt securities will be conditioned on our receipt of an opinion rendered by tax counsel that the distribution would not be taxable for United States federal income tax purposes to the holders.

Enforcement of Certain Rights by Holders of Preferred Securities

      If an event of default under a declaration of trust occurs and is continuing, then the holders of trust preferred securities of such trust would rely on the enforcement by the property trustee of its rights as a holder of the applicable series of subordinated debt securities against us. In addition, the holders of a majority in liquidation amount of the trust preferred securities of such trust will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any trust or power conferred upon the property trustee to exercise the remedies available to it as a holder of the subordinated debt securities. If the property trustee fails to enforce its rights under the applicable series of subordinated debt securities, a holder of trust preferred securities of such trust may institute a legal proceeding directly against us to enforce the property trustee’s rights under the applicable series of subordinated debt securities without first instituting any legal proceeding against the property trustee or any other person or entity.

      Notwithstanding the preceding discussion, if an event of default under the applicable declaration has occurred and is continuing and such event is attributable to our failure to pay interest or principal on the applicable series of subordinated debt securities on the date such interest or principal is otherwise payable or in the case of redemption, on the redemption date, then a holder of trust preferred securities of such trust may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the applicable series of subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the trust preferred securities of such holder on or after the respective due date specified in the applicable series of subordinated debt securities. In connection with such direct action, we will be subrogated to the rights of such holder of trust preferred securities under the applicable declaration to the extent of any payment made by us to such holder of trust preferred securities in such direct action.

DESCRIPTION OF PREFERRED SECURITIES GUARANTEES

      Set forth below is a summary of information concerning the preferred securities guarantees which we will execute and deliver for the benefit of the holders of trust preferred securities. Each preferred securities guarantee will be qualified as an indenture under the Trust Indenture Act. The preferred guarantee trustee will hold each guarantee for the benefit of the holders of the trust preferred securities to which it relates. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of preferred securities guarantee which is filed as an exhibit to the registration statement of which this prospectus forms a part, and the Trust Indenture Act.

General

      Pursuant to each preferred securities guarantee, we will agree to pay in full, to the holders of the trust preferred securities issued by a trust, the guarantee payments, except to the extent paid by the trust, as and when due, regardless of any defense, right of set-off or counterclaim which the trust may have or assert. The following payments with respect to trust preferred securities, to the extent not paid by the trust, will be subject to the preferred securities guarantee:

•	any accrued and unpaid distributions which are required to be paid on the trust preferred securities, to the extent the trust shall have funds legally and immediately available for those distributions;

•	the redemption price set forth in the applicable prospectus supplement to the extent the trust has funds legally and immediately available therefor with respect to any trust preferred securities called for redemption by the trust; and

•	upon a voluntary or involuntary dissolution, winding-up or termination of the trust, other than in connection with the distribution of subordinated debt securities to the holders of trust preferred securities or the redemption of all of the trust preferred securities, the lesser of (1) the aggregate of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities to the date of payment, to the extent the trust has funds legally and immediately available, and (2) the amount of assets of the trust remaining available for distribution to holders of the trust preferred securities in liquidation of the trust.

      Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of trust preferred securities or by causing the applicable trust to pay the amounts to the holders.

      Each preferred securities guarantee will not apply to any payment of distributions on the trust preferred securities except to the extent the trust shall have funds available therefor. If we do not make interest payments on the subordinated debt securities purchased by a trust, the trust will not pay distributions on the trust preferred securities issued by the trust and will not have funds available therefor. The preferred securities guarantee, when taken together with our obligations under the subordinated debt securities, the indenture and the declaration, including our obligations to pay costs, expenses, debts and liabilities of the trust other than with respect to the trust securities, will provide a full and unconditional guarantee on a subordinated basis by us of payments due on the trust preferred securities.

Certain Covenants of Ford Credit

      In each preferred securities guarantee, we will covenant that, so long as any trust preferred securities issued by the applicable trust remain outstanding, if there shall have occurred any event that would constitute an event of default under the preferred securities guarantee or the declaration of the trust, then, unless otherwise set forth in an applicable prospectus supplement we shall not:

•	declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock;

•	make any guarantee payments with respect to any of our other capital stock; or

•	make any payment of principal, interest, or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) that rank equal with or junior to such subordinated debt securities.

      However, in such circumstances we may:

•	declare and pay stock dividends on our capital stock payable in the same stock on which the dividend is paid; and

•	purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged.

Modification of the Preferred Securities Guarantees; Assignment

      Each preferred securities guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding trust preferred securities issued by the applicable trust except with respect to any changes which do not adversely affect the rights of holders of trust preferred securities, in which case no vote will be required. All guarantees and agreements contained in a preferred securities guarantee shall bind our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the trust preferred securities of the applicable trust then outstanding.

Termination

      Each preferred securities guarantee will terminate as to the trust preferred securities issued by the applicable trust:

•	upon full payment of the redemption price of all trust preferred securities of the trust;

•	upon distribution of the subordinated debt securities held by the trust to the holders of the trust preferred securities and common securities of the trust; or

•	upon full payment of the amounts payable in accordance with the declaration of the trust upon liquidation of the trust.

      Each preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities issued by the applicable trust must restore payment of any sums paid under the trust preferred securities or the preferred securities guarantee.

Events of Default

      An event of default under a preferred securities guarantee will occur upon our failure to perform any of our payment or other obligations under the preferred securities guarantee.

      The holders of a majority in liquidation amount of the trust preferred securities relating to such preferred securities guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the preferred guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the preferred guarantee trustee under such trust preferred securities. If the preferred guarantee trustee fails to enforce such preferred securities guarantee, any holder of trust preferred securities relating to such guarantee may institute a legal proceeding directly against us to enforce the preferred guarantee trustee’s rights under such guarantee, without first instituting a legal proceeding against the relevant Ford Credit trust, the guarantee trustee or any other person or entity. Notwithstanding the preceding discussion, if we fail to make a guarantee payment, a holder of trust preferred securities may directly institute a proceeding against us for enforcement of the preferred securities guarantee for such payment. We waive any right or remedy to require that any action be brought first against such trust or any other person or entity before proceeding directly against us.

Status of the Preferred Securities Guarantees

      Unless otherwise indicated in an applicable prospectus supplement, the preferred securities guarantees will constitute unsecured obligations of Ford Credit and will rank:

•	subordinate and junior in right of payment to all other liabilities of Ford Credit; and

•	senior to our capital stock now or hereafter issued and any guarantee now or hereafter entered into by us in respect of any of our capital stock.

The terms of the trust preferred securities provide that each holder agrees to the subordination provisions and other terms of the preferred securities guarantee.

      The preferred securities guarantees will constitute a guarantee of payment and not of collection; that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity.

Information Concerning the Preferred Guarantee Trustee

      The preferred guarantee trustee, before the occurrence of a default with respect to a preferred securities guarantee, undertakes to perform only such duties as are specifically set forth in such preferred securities guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The preferred guarantee trustee is under no obligation to exercise any of the powers vested in it by a preferred securities guarantee at the request of any holder of preferred securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred.

Governing Law

      The preferred securities guarantees will be governed by and construed in accordance with the internal laws of the State of New York.

PLAN OF DISTRIBUTION

      We may sell the securities to or through agents or underwriters or directly to one or more purchasers.

By Agents

      We may use agents to sell the securities. The agents will agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

By Underwriters

      We may sell the securities to underwriters. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Each underwriter will be obligated to purchase all the securities allocated to it under the underwriting agreement. The underwriters may change any initial public offering price and any discounts or concessions they give to dealers.

Direct Sales

      We may sell securities directly to you. In this case, no underwriters or agents would be involved.

      As one of the means of direct issuance of securities, we may utilize the services of any available electronic auction system to conduct an electronic “dutch auction” of the offered securities among potential purchasers who are eligible to participate in the auction of those offered securities, if so described in the prospectus supplement.

General Information

      Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

      We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments they may be required to make.

      Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

LEGAL OPINIONS

      S. J. Thomas, Esq., who is Ford Credit’s Secretary and is also Counsel-Corporate of Ford, or another of our lawyers, will give us an opinion about the legality of the securities. Ms. Thomas owns, and such other lawyer likely would own, Ford common stock and options to purchase shares of Ford common stock.

EXPERTS

      The financial statements included in the 2001 10-K Report have been audited by PricewaterhouseCoopers LLP (“PwC”), independent accountants. They are incorporated by reference in this prospectus and in the registration statement in reliance upon PwC’s report on those financial statements given on their authority as experts in accounting and auditing.

      None of the interim financial information included in the First Quarter 10-Q Report has been audited by PwC. PwC has reported that they have applied limited procedures in accordance with professional standards for reviews of interim financial information. Accordingly, you should restrict your reliance on their report on such information. PwC is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the interim financial information because such reports do not constitute “reports” or “parts” of the registration statements prepared or certified by PwC within the meaning of Sections 7 and 11 of the Securities Act of 1933.